Exhibit 10.42

Written description of oral agreement between Beijing Pypo Technology Group Company

Limited and Beijing Shidai Tiancheng Technology Development Co., Ltd.

From June 2006 to March 2007, Beijing Pypo Technology Group Company Limited, or Pypo Beijing, made cash advances of approximately $1.1 million to Beijing Shidai Tiancheng Technology Development Co., Ltd., the joint venture partner of one of Pypo Beijing’s 50% owned subsidiaries. These advances are unsecured, interest-free obligations and are payable on demand. Pypo Beijing made these advances to enable the purchase of mobile phones by and to meet the short-term working capital requirements of Shidai Tiancheng. Shidai Tiancheng repaid approximately $0.8 million in fiscal 2008. Shidai Tiancheng will repay the remainder of approximately $0.3 million prior to consummation of the business combination.